Exhibit 10.1

Published CUSIP Number:

CREDIT AGREEMENT

dated as of June 15, 2004

among

SABRE INC.,

as Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

CITIBANK, N.A.,

SUMITOMO MITSUI BANKING CORP., NEW YORK,

UFJ BANK LIMITED

and

JPMORGAN CHASE BANK,

as Co-Syndication Agents

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

Article and Section

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms.
1.02	Interpretive Provisions.
1.03	Accounting Terms and Provisions.
1.04	Rounding.
1.05	References to Agreements and Laws.
1.06	Times of Day.
1.07	Letter of Credit Amounts.
1.08	Exchange Rates; Currency Equivalents.
1.09	Additional Alternative Currencies.
1.10	Redenomination of Certain Alternative Currencies.

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS
2.01	Commitments.
2.02	Borrowings, Conversions and Continuations.
2.03	Additional Provisions with Respect to Letters of Credit.
2.04	Additional Provisions with Respect to Swingline Loans.
2.05	Repayment of Loans.
2.06	Prepayments.
2.07	Termination or Reduction of Commitments.
2.08	Interest.
2.09	Fees.
2.10	Computation of Interest and Fees.
2.11	Payments Generally.
2.12	Sharing of Payments.
2.13	Evidence of Debt.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes.
3.02	Illegality.
3.03	Inability to Determine Rates.
3.04	Increased Cost; Capital Adequacy; Reserves on Eurodollar Rate Loans.
3.05	Compensation for Losses.
3.06	Matters Applicable to All Requests for Compensation.
3.07	Survival Losses.

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions to Initial Credit Extensions.
4.02	Conditions to all Credit Extensions.

ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01	Corporate Existence.
5.02	Power and Authority.
5.03	Enforceability.
5.04	Legal Proceedings.

i

5.05	No Material Adverse Effect.
5.06	Compliance with Law.
5.07	Use of Proceeds.
5.08	Disclosure.
5.09	Absence of Default.
5.10	ERISA Compliance.
5.11	Financial Condition.
5.12	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
5.13	Insurance.

ARTICLE VI AFFIRMATIVE COVENANTS
6.01	Preservation of Existence.
6.02	Payment of Taxes and Claims.
6.03	Inspection Rights.
6.04	Financial Statements.
6.05	Certificates, Notices and Other Information.
6.06	Keeping of Records and Books of Account.
6.07	Compliance With Laws.
6.08	Maintenance of Insurance.
6.09	Maintenance of Properties.
6.10	Compliance With Agreements.
6.11	Use of Proceeds.

ARTICLE VII NEGATIVE COVENANTS
7.01	Restricted Funded Debt.
7.02	Liens.
7.03	Fundamental Changes.
7.04	Asset Dispositions.
7.05	Financial Covenants.
7.06	Permitted Securitization Transaction.
7.07	Transactions with Affiliates.
7.08	Dividends; Stock Repurchases and Redemptions.

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default.
8.02	Remedies Upon Event of Default.
8.03	Application of Funds.

ARTICLE IX ADMINISTRATIVE AGENT
9.01	Appointment and Authority.
9.02	Rights as a Lender.
9.03	Exculpatory Provisions.
9.04	Reliance by Administrative Agent.
9.05	Delegation of Duties.
9.06	Resignation of Administrative Agent.
9.07	Non-Reliance on Administrative Agent and Other Lenders.
9.08	No Other Duties, Etc.
9.09	Administrative Agent May File Proofs of Claim.

ARTICLE X MISCELLANEOUS
10.01	Amendments, Etc.

10.02	Notices; Effectiveness; Electronic Communication.
10.03	No Waiver; Cumulative Remedies.
10.04	Expenses; Indemnity; Damage Waiver.
10.05	Payments Set Aside.
10.06	Successors and Assigns.
10.07	Treatment of Certain Information; Confidentiality.
10.08	Right of Setoff.
10.09	Interest Rate Limitation.
10.10	Counterparts; Integration; Effectiveness.
10.11	Survival of Representations and Warranties.
10.12	Severability.
10.13	Replacement of Lenders.
10.14	Governing Law; Jurisdiction; Etc.
10.15	Waiver of Jury Trial.
10.16	USA PATRIOT Act Notice.
10.17	Judgment Currency.
10.18	ENTIRE AGREEMENT.

SCHEDULES

Schedule 2.01	Lenders and Commitments
Schedule 3.03	Mandatory Cost Rate
Schedule 5.04	Legal Proceedings
Schedule 10.02	Notice Addresses

EXHIBITS

Exhibit 2.01(d)	Form of Lender Joinder Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 6.05(d)	Form of Compliance Certificate
Exhibit 10.06	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Credit Agreement”) is entered into as of June 15, 2004, among SABRE INC., a Delaware corporation (the “Borrower”), the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facility available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).

“Alternative Currency” means each of Australian Dollars, British Pounds Sterling, Canadian Dollars, Euro, Yen and each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and that is approved by all the Lenders in accordance with Section 1.09.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” has the meaning provided in Section 2.01(a).  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Currency” means, with respect to any Loan, the currency in which such Loan is denominated.

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Debt Rating:

Pricing Level	S&P Debt Rating	Moody’s Debt Rating	Margin for Eurocurrency Loans and Letter of Credit Fees	Base Margin	Facility Fee	Utilization Fee (>50%)
1	A and above	A2 and above	0.295%	0.000%	0.080%	0.100%
2	A-	A3	0.400%	0.000%	0.100%	0.100%
3	BBB+	Baa1	0.500%	0.000%	0.125%	0.125%
4	BBB	Baa2	0.600%	0.000%	0.150%	0.125%
5	BBB-	Baa3	0.775%	0.000%	0.225%	0.125%
6	BB+ and below	Ba1 and below	0.950%	0.000%	0.300%	0.250%

The Parent will maintain a Debt Rating at all times with each of the Rating Services.  The applicable Pricing Level will be determined by reference to the Debt Ratings; provided that (a) if Debt Ratings are provided by each of the Rating Services and the Debt Ratings by the Rating Services indicate different Pricing Levels, then (i) if they are only one level apart, the applicable Pricing Level shall be determined by reference to the higher (less expensive) Debt Rating and shall be set at the Pricing Level indicated thereby (e.g., if the Debt Rating by S&P is A and Moody’s is A3, the Applicable Percentage would be set at Pricing Level 1), (ii) if they are two or four levels apart, the applicable Pricing Level shall be determined by using the Debt Rating that is the intermediate Debt Rating (e.g., if the Debt Rating by S&P is A and Moody’s is Baa1, the Applicable Percentage would be set at Pricing Level 2) and (iii) if they are three or five levels apart, the applicable Pricing Level shall be determined by using the Debt Rating that is the higher (less expensive) of the two intermediate Debt Ratings (e.g., if the Debt Rating by S&P is A and Moody’s is Baa2, the Applicable Percentage would be set at Pricing Level 2), (b) if there is only one Debt Rating, then the applicable Pricing Level shall be determined by reference to the Pricing Level indicated thereby (e.g., if the only Debt Rating is by S&P and it is BBB, the Applicable Percentage would be set at

Pricing Level 4; provided, however, that if as of the last day upon which there were two Debt Ratings those ratings were two or more levels apart, then the applicable Pricing Level shall be determined by reference to the next lower (more expensive) Debt Rating and shall be set at the Pricing Level indicated thereby (e.g., if the only Debt Rating is by S&P and it is BBB and Moody’s last Debt Rating was A-, the Applicable Percentage would be set at Pricing Level 5) and (c) if there is no Debt Rating, then the Applicable Percentage would be set at Pricing Level 6.

The Applicable Percentage shall be determined and adjusted on the first Business Day following the date of any change in the Debt Rating.  Adjustments in the Applicable Percentage shall be effective as to all Extensions of Credit, existing and prospective, from the date of adjustment.  Determinations by the Administrative Agent of the applicable Pricing Level shall be conclusive absent manifest error.  The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Percentage.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” shall mean and include the sale, lease or other disposition of any property or asset (including without limitation the Capital Stock of a Subsidiary) by the Borrower or any of its Subsidiaries; but for purposes hereof shall not include, in any event, (a) the sale of inventory in the ordinary course of business, (b) the sale or disposition of machinery and equipment no longer used or useful in the conduct of business, (c) a sale, lease, transfer or other disposition of property or assets by the Borrower to any of its Subsidiaries or by any Subsidiary to the Borrower, (d) a sale, transfer or other disposition of Securitization Receivables in connection with a Permitted Securitization Transaction or (e) a sale, transfer or other disposition of cash or marketable securities in connection with any (i) dividend payment or other distribution in respect of, or purchase, redemption or other acquisition of, Capital Stock of the Borrower or its Subsidiaries or (ii) acquisition by the Borrower or its Subsidiaries of any assets, rights, properties, goods or services, or loans, advances or other credits extended by the Borrower or its Subsidiaries, or other transaction or arrangement whereby the Borrower or its Subsidiaries receive consideration.

“Arranger” means BAS, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 10.06.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Bank of America” means Bank of America, N.A., together with its successors.

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, in the same currency and having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“British Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and, (a) if such day relates to any Eurocurrency Rate Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency or (b) if such day relates to any Eurocurrency Rate Loan denominated in Euro, means a TARGET Day .

“Canadian Dollars” means the lawful currency of Canada.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

“Closing Date” means the date hereof.

“Committed Loan” means a Base Rate Loan or a Eurocurrency Rate Loan made to the Borrower by a Lender in accordance with its pro rata share pursuant to Section 2.01, except as otherwise provided herein.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitment, the L/C Commitment and the Swingline Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.05(d).

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP.  Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Group” means the Parent and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Net Income” shall mean the net income (excluding extraordinary items or the cumulative effect of accounting changes) of the Consolidated Group determined on a consolidated basis in accordance with GAAP for (A) the applicable period of four consecutive fiscal quarters, for purposes of calculating the Consolidated Leverage Ratio and (B) the applicable fiscal quarter then ended, for purposes of calculating increases to the Consolidated Net Worth under Section 7.05(b) .

“Consolidated Net Worth” means, as of any date, consolidated shareholders’ equity or net worth of the Consolidated Group as determined in accordance with GAAP.

“Consolidated Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which under the rules of GAAP consistently applied should have its financial results consolidated with those of such Person for purposes of financial accounting statements.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Group” shall mean as of the applicable date all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Fee Letter, the Issuer Documents and the Lender Joinder Agreements, if any.  The parties hereto acknowledge and agree that the Borrower is (or in the case of Lender Joinder Agreements, if any, will be) a party to each Credit Document.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.

“Debt Rating” means, as of any date of determination, the rating as determined by either of the Rating Services of the Parent’s non-credit enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes and Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Percentage, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swingline Lender and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and provided further that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender, an Approved Fund or another Person which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any Taxes or additional Taxes, as the case may be.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement or (c) in connection with any Acquisition or joint venture arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan:

the applicable Screen Rate for such Interest Period; or, if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”).  The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is subject to tax and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law following the time at which such Foreign Lender becomes a Lender hereunder) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Extraordinary Receipts” means the receipt by any member of the Consolidated Group of any tax refunds, indemnity payments or pension reversions.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 15, 2004, among the Borrower, the Administrative Agent and the Arranger.

“Foreign Lender” means, with respect to the Borrower, any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Internal Revenue Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all purchase money indebtedness, including indebtedness and obligations in respect of conditional sales and title retention arrangements and the deferred purchase price of property or services, but excluding customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business and trade accounts payable incurred in the ordinary course of business and payable on customary trade terms;

(c)                                  all standby letters of credit or acceptances or bank guaranties issued or created for the account of such Person (excluding all performance or commercial letters of credit and performance bank guaranties);

(d)                                 the Attributable Principal Amount of capital leases and Synthetic Leases;

(e)                                  the Attributable Principal Amount of Securitization Transactions;

(f)                                    all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)                                 Support Obligations in respect of Funded Debt of another Person;

(h)                                 Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all Funded Debt;

(b)                                 net obligations under any Swap Contract;

(c)                                  Support Obligations in respect of Indebtedness of another Person; and

(d)                                 Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (b) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (c).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning provided in Section 10.04(b).

“Information” has the meaning provided in Section 10.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the first Business Day after the end of each March, June, September and December, commencing June 30, 2004 and the Revolving Termination Date and, in the case of any Swingline Loan, also the date of demand for repayment by the Swingline Lender, and (b) as to any Eurocurrency Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Revolving Termination Date, and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3), six (6) or twelve (12) months thereafter, as selected (subject to availability) by the Borrower in its Loan Notice; provided that:

(a)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and the L/C Issuer (or in favor of the L/C Issuer), relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity.

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swingline Lender), those Persons who become Lenders pursuant to Section 2.01(d) and Persons who, pursuant to the terms of this Credit Agreement, become successors and assigns of the foregoing.

“Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(d), executed and delivered in accordance with the provisions of Section 2.01(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means each commercial and standby letter of credit issued hereunder.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning provided in Section 2.09(d)(i).

“Letter of Credit Usage” means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by the Borrower or converted into Committed Loans.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan and Swingline Loan and the Base Rate Loans and Eurocurrency Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 3.03.

“Mandatory Cost Reference Lender” means Bank of America.

“Material Adverse Effect” means a material adverse effect upon (a) the financial condition, operations or properties of the Consolidated Group taken as a whole, (b) the ability of the Borrower to perform in any material respect under any Credit Document or (c) the validity or enforceability against the Borrower of any Credit Document.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notes” means the Revolving Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any other member of the Consolidated Group of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) solely for the purposes of Sections 7.01 and 8.03 hereof and the definition of Permitted Funded Debt hereunder, all obligations under any Swap Contract between the Borrower and any Lender or Affiliate of a Lender to the extent permitted hereunder.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document; provided that the term “Other Taxes” shall not include Excluded Taxes.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available to be drawn under Letters of Credit taking effect on such date.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender, the sum of (i) the aggregate outstanding principal amount of all Loans made by such Lender, (ii) such Lender’s ratable risk participation in all Letter of Credit Usage and (iii) such Lender’s ratable risk participation in all Swingline Loans.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America located in the applicable interbank market for such currency to major banks in such interbank market.

“Parent” shall mean Sabre Holdings Corporation, a Delaware corporation.

“Participant” has the meaning provided in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Funded Debt” means (a) any Support Obligation of a Subsidiary in respect of Funded Debt of the Parent (or any other member of the Consolidated Group) if the obligor under such Support Obligation enters into the same (or equivalent) Support Obligation in respect of the Obligations and (b) any Funded Debt owed by any Subsidiary to the Borrower or any other Subsidiary.

“Permitted Securitization Transaction” shall mean any Securitization Transaction; provided that such Securitization Transaction (a) is in a principal amount not exceeding $400 million and (b) is either (i) nonrecourse to the Borrower and its Subsidiaries and is on market terms and conditions or (ii) (A) the Administrative Agent shall be reasonably satisfied with the structure and documentation for any such transaction and that the terms of such transaction entered into after the Closing Date, including the discount applicable to the receivables which are the subject of such financing and any termination events, shall be (in the good faith understanding of the Administrative Agent) consistent with those prevailing in the market at the time of commitment thereto for similar transactions involving a receivables originator/servicer of similar credit quality and a receivables pool or other similar characteristics and (B) the documentation for such transaction shall not be amended or modified in a way which is materially detrimental to the Lenders hereunder without the prior written approval of the Administrative Agent and the Required Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rating Services” means S&P and Moody’s.

“Register” has the meaning provided in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the commitments of, and the portion of the Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, as to any Person, any law, treaty, rule, regulation or ordinance (including, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, corporate secretary (except with regard to the execution of a Compliance Certificate), treasurer or assistant treasurer of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Funded Debt” means any Funded Debt of a Subsidiary other than Permitted Funded Debt.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02 and (iii) such additional dates as the Administrative Agent or the Required Lenders shall specify and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit Denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Revolving Commitment” means the commitment of each Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.

“Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount.  The initial Revolving Commitment Percentages are set out in Schedule 2.01.

“Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment.  The initial Revolving Committed Amounts are set out in Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Notes” means (a) the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced and (b) the Swingline Note.  A form of Revolving Note is attached as Exhibit 2.13-1.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

“Revolving Termination Date” means June 15, 2009.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than the Borrower) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Screen Rate” means, for any Interest Period:

(a)                                            the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market Service (formerly known as Telerate) screen (or any successor thereto) that displays an average British Bankers Association

Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b)                               if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Special Notice Currency” means any Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that neither Sabre Sociedad Technologica S.A. de CV nor its current or future subsidiaries is a Subsidiary of the Borrower.

“Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or Funded Debt payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Funded Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or Funded Debt of the payment or performance of such Indebtedness or Funded Debt, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or Funded Debt, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or Funded Debt of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or Funded Debt of any other Person, whether or not such Indebtedness or Funded Debt is assumed by such Person.  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.01(c).

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swingline Loans.

“Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Swingline Note is attached as Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s “Accumulated Benefit Obligation”, determined as of a required measurement date in accordance with the Financial Accounting Standards Board Statement No. 87, over the fair market value of that Pension Plan’s assets as of such measurement date.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Utilization Fee” has the meaning provided in Section 2.09(b).

“Yen” or “¥” means the lawful currency of Japan.

1.02                        Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i)                                     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)                                  Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii)                               The term “including” is by way of example or clarification, and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)                                 Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03                        Accounting Terms and Provisions.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.11, except as otherwise specifically prescribed herein.

(b)                                 If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements filed by the Parent with the SEC as to which no such objection has been made.

1.04                        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06                        Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07                        Letter of Credit Amounts.

                                                Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.08                        Exchange Rates; Currency Equivalents.

(a)                                  The Administrative Agent or the L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder, calculating financial covenants hereunder and as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer.

(b)                                 Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, or a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent or the L/C Issuer.

1.09                        Additional Alternative Currencies.

(a)                                  The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.

1.10                        Redenomination of Certain Alternative Currencies.

(a)                                  Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

                                                (c)                                  Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Commitments.

Subject to the terms and conditions set forth herein:

(a)                                  Revolving Loans.  During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower in Dollars or in one or more Alternative Currencies on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, (A) the Outstanding Amount of Revolving Obligations shall not exceed THREE HUNDRED MILLION DOLLARS ($300,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) and (B) the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Alternative Currency Sublimit”), and (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Revolving Loans may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Letters of Credit.  During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of the Borrower or any member of the Consolidated Group in Dollars or in one or more Alternative Currencies on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (B) with regard to the Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(c)                                  Swingline Loans.  During the Commitment Period, the Swingline Lender agrees to make revolving credit loans (the “Swingline Loans”) to the Borrower in Dollars on any Business Day; provided that (i) the Outstanding Amount of Swingline Loans shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”) and (ii) with respect to the Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount.  Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.

(d)                                 Increase in Revolving Commitments.  Subject to the terms and conditions set forth herein, the Borrower may, at any four (4) times on or after the Closing Date, upon written notice to the Administrative Agent, increase the Aggregate Revolving Committed Amount by up to ONE HUNDRED MILLION DOLLARS ($100,000,000) to not more than FOUR HUNDRED MILLION DOLLARS ($400,000,000); provided that:

(i)                                     the Borrower shall obtain commitments for the amount of the increase from existing Lenders (none of which shall be required to increase its Revolving Commitment) or other commercial banks and financial institutions reasonably acceptable to the Borrower and the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by joinder agreement substantially in the form of Exhibit 2.01(d) attached hereto or by other arrangement reasonably acceptable to the Administrative Agent;

(ii)                                  any such increase shall be in a minimum aggregate principal amount of $5 million and integral multiples of $1 million in excess thereof (or the remaining amount, if less);

(iii)                               if any Revolving Loans are outstanding at the time of any such increase, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any breakage or other amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts; and

(iv)                              the conditions to the making of a Revolving Loan set forth in Section 4.02 shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 will be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrower will provide supporting resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.

2.02                        Borrowings, Conversions and Continuations.

(a)                                  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of Special Notice Currencies) prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies or of any conversion of Eurocurrency Rate Loans denominated in Alternative Currencies to Base Rate Loans and (iii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurocurrency Rate Loans, $5 million or a whole multiple of $1 million in excess thereof or (ii) with respect to Base Rate Loans, $1 million or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto.

If the Borrower fails to specify a Type of Loan in a Loan Notice, then such Loan shall be made as a Base Rate Loan.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  If the Borrower fails to give a timely notice requesting a conversion or continuation of a Eurocurrency Rate Loan, then such Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, provided, however, that in the case of a failure to timely request a continuation of a Loan denominated in an Alternative Currency, such Loan shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one (1) month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in an Alternative Currency, in each case as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the Applicable Currency not later than 1:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is an initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and (ii) any conversion into, or continuation as, a Eurocurrency Rate Loan may be made only if the conditions to Credit Extensions in Section 4.02 have been satisfied.  During the existence of a Default or Event of Default, (A) no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan and (B) at the request of the Required Lenders, (1) any outstanding Eurocurrency Rate Loans denominated in Dollars shall be converted immediately to Base Rate Loans and (2) any outstanding Eurocurrency Rate Loans denominated in an Alternative Currency shall be converted immediately to Dollar-denominated Base Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

(f)                                    Upon request of the Borrower and submission of the appropriate account information to the Administrative Agent, the Borrower may direct that Eurocurrency Rate Loans be deposited into the account of a Subsidiary of the Borrower.

2.03                        Additional Provisions with Respect to Letters of Credit.

(a)                                  Obligation to Issue or Amend.

(i)                                     The L/C Issuer shall not issue any Letter of Credit if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(ii)                                  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate any Law or one or more policies of the L/C Issuer;

(C)                                except as otherwise agreed by the L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial face amount less than $100,000 or Dollar Equivalent, in the case of a commercial Letter of Credit, or $1 million or Dollar Equivalent, in the case of a standby Letter of Credit;

(D)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)                                 the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(G)                                a default of any Lender’s obligations to fund under Section 2.03(c) existing or any Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii)                               The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)                              The L/C Issuer shall not be under any obligation to amend any Letter of Credit if:

(A)                              the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)                                the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment; Auto-Renewal.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from the Administrative Agent, any Lender or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, (A) directing the L/C Issuer not to issue such Letter of Credit as a result of the limitations set forth in this Article II or (B) that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Revolving Commitment Percentage thereof.

(iii)                               If the Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in the Applicable Currency in an amount equal to the amount of such drawing, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in

Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Committed Amount or the conditions set forth in Section 4.02.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until a Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the L/C Issuer shall have complied with the provisions of Section 2.03(b)(ii).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of the L/C Issuer in such Capacity.  Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  (i) If the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately provide Cash Collateral for the then-Outstanding Amount of its L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be).  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)                                     Letter of Credit Fees.  The Borrower shall pay Letter of Credit fees as set forth in Section 2.09(d).

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Additional Provisions with Respect to Swingline Loans.

(a)                                  Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrower.

(b)                                 Refinancing.

(i)                                     The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)                                  If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a).  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(c)                                  Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)                                  If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.

(d)                                 Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e)                                  Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05                        Repayment of Loans.

(a)                                  Revolving Loans.  The Borrower shall repay to the Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.

(b)                                 Swingline Loans.  The Borrower shall repay to the Swingline Lender the Outstanding Amount of the Swingline Loans on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Termination Date.

2.06                        Prepayments.

(a)                                  Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i)                                     in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least (1) three (3) Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Dollars, (2) four (4) Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Alternative Currencies (other than Special Notice Currencies), (3) five (5) Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Special Notice Currencies and (4) on the date of prepayment in the case of Base Rate Loans, and (B) any such prepayment shall be a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, in the case of Eurocurrency Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

(ii)                                  in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage or other amounts due, if any, under Section 3.05.

(b)                                 Mandatory Prepayments.  If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, then in any such case immediate prepayment will be made on the Revolving Loans or Swingline Loans or cash collateral provided in respect of the Letter of Credit Obligations, as appropriate, in an amount equal to the difference.

(c)                                  Application.  Within each Loan, prepayments will be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.  Voluntary prepayments shall be applied as specified by the Borrower, and voluntary prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

2.07                        Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part without penalty by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding thereunder.  The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of Commitments shall be applied ratably to the commitment of each Lender according to its commitment percentage thereof.  All commitment or other fees accrued with respect thereto through the effective date of any termination of Commitments shall be paid on the effective date of such termination.

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage plus, for any Interest Period with respect to any Eurocurrency Rate Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the Mandatory Cost Rate for such Interest Period; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall at the request of the Required Lenders, pay interest on the principal amount of all Outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)                                  Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a facility fee equal to the Applicable Percentage of the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Revolving Obligations), regardless of usage.  The facility fee shall accrue at all times during the Commitment Period (and thereafter so long as any Revolving Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date (and, if applicable, thereafter on demand).  The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b)                                 Utilization Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a utilization fee (the “Utilization Fee”) equal to the Applicable Percentage of the Revolving Obligations on each day that the Revolving Obligations (excluding Swingline Loans) exceed 50% of the actual daily amount of the Aggregate Revolving Commitments then in effect (or if terminated, in effect immediately prior thereto).  The Utilization Fee shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date.  The Utilization Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(c)                                  Letter of Credit Fees.

(i)                                     Commercial and Standby Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage (A) a Letter of Credit fee for each commercial Letter of Credit equal to the Applicable Percentage multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (B) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Percentage multiplied by the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (collectively, the “Letter of Credit Fees”).  The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(ii)                                  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby and commercial Letter of Credit in the amounts and at the times specified in the Fee Letter.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d)                                 Other Fees.

(i)                                     The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.11                        Payments Generally.

(a)                                  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                                  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent may make a demand therefore upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the

Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                                 If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swingline Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)                                    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                                 If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(h)                                 If funds are not available to the Borrower to pay any Obligation in full when due, the Borrower shall cause its Subsidiaries, through dividend, other equity distribution, equity repurchase/redemption, repayment/repurchase of Funded Debt or otherwise, to provide the Borrower with cash sufficient to pay such Obligation in full when due, notwithstanding any Contractual Obligations limiting the ability of the Subsidiaries to make Restricted Payments.

2.12                        Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it (excluding any amounts applied by the Swingline Lender to outstanding Swingline Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefore, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, unless such Foreign Lender is unable to provide such form due to a change in law arising subsequent to the time at which such Foreign Lender became a Lender hereunder), whichever of the following is applicable and which demonstrates that such Foreign Lender is entitled to complete exemption from any United States withholding tax with respect to payments under this Credit Agreement or any other Credit Document:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans in the Applicable Currency, or to determine or charge interest rates based upon the Eurocurrency Rate in the Applicable Currency, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the Applicable Currency or to convert Base Rate Loans to Eurocurrency Rate Loans in the Applicable Currency shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Dollar-denominated Base Rate Loans, either on the last day of the Interest Period therefore, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03                        Inability to Determine Rates.

(a)                                  If the Required Lenders determine that for any reason (i) deposits in the Applicable Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period or (iii) that the Eurocurrency Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the Applicable Currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Dollar-denominated Base Rate Loans in the Dollar Equivalent of the amount specified therein.

(b)                                 If the Mandatory Cost Reference Lender’s Commitment shall terminate, or for any reason whatsoever the Mandatory Cost Reference Lender shall cease to be a Lender hereunder, the Mandatory Cost Reference Lender shall thereupon cease to be the Mandatory Cost Reference Lender and, when necessary, the Mandatory Cost Rate shall be determined on the basis of the rates as determined by the Administrative Agent in accordance with Schedule 3.03.

3.04                        Increased Cost; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)                                  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) taxes (including Taxes and Other Taxes), all of which are addressed in Section 3.01 and (ii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction, to the extent that such Lender is unable to avoid or materially diminish or mitigate the need for payment of such additional amounts through the use of commercially reasonable effects.

(c)                                  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)                                  any failure by the Borrower to make payment of any Loan or reimbursement of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)                                 any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for the Applicable Currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Matters Applicable to All Requests for Compensation.

                                                A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.  Borrower shall not have any obligation to pay any additional amounts owing under this Article III for any period which is more than one hundred twenty (120) days prior to the date upon which the request for payment therefore is delivered to Borrower.  Upon any Lender making a claim for compensation under Sections 3.01 or 3.04, Borrower may remove and replace such Lender in accordance with Section 10.13 hereof.

3.07                        Survival Losses.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions to Initial Credit Extensions.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Executed Credit Documents.  The Administrative Agent’s receipt of counterparts of this Credit Agreement and the Notes requested by the Lenders, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of the Borrower and by each Lender party thereto, and in form and substance satisfactory to the Administrative Agent and each of the Lenders.

(b)                                 Organization Documents, Etc.  The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i)                                     Charter Documents.  Copies of its articles of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii)                                  Bylaws.  Copies of its bylaws;

(iii)                               Resolutions.  Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv)                              Incumbency.  Incumbency certificates identifying the Responsible Officers of the Borrower that are authorized to execute Credit Documents and to act on the Borrower’s behalf in connection with the Credit Documents; and

(v)                                 Good Standing Certificates.  Certificates of good standing or the equivalent from its jurisdiction of organization or formation and from each other jurisdiction where failure to be in good standing would reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date by the appropriate Governmental Authority.

(c)                                  Opinions of Counsel.  The Administrative Agent’s receipt of duly executed favorable opinions of counsel to the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders.

(d)                                 Financial Statements.  The Administrative Agent’s receipt of each of the following on or before the Closing Date:

(i)                                     The audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2003, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year (including the notes thereto), prepared in accordance with GAAP; and

(ii)                                  The unaudited consolidated financial statements of the Consolidated Group for the fiscal quarter ended March 31, 2004, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter, prepared in accordance with GAAP.

(e)                                  Officer Certificates.  The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying each of the following:

(i)                                     Consents.  No consents, licenses or approvals are required in connection with the execution, delivery and performance by the Borrower of the Credit Documents, other than (A) as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto or (B) consents, licenses or approvals for which failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect;

(ii)                                  Material Adverse Effect.  There has not occurred a material adverse change since December 31, 2003 in the financial condition, operations or properties of the Consolidated Group taken as a whole or the ability of the Borrower to perform in any material respect under this Credit Agreement or any of the other Credit Documents;

(iii)                               Financial Statements.  The annual and quarterly financial statements filed by the Parent with the SEC (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of the Consolidated Group as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and with respect to such quarterly statements, subject to the absence of footnotes and to normal year-end accounting adjustments);

(iv)                              Financial Covenant Calculations.  The calculation of the financial covenants set forth in Section 7.05 as of the end of the most recent fiscal quarter of the Borrower ending prior to the Closing Date; and

(v)                                 Debt Ratings.  The current Debt Ratings.

(f)                                    Other.  The Administrative Agent’s receipt of such other assurances, certificates, documents, consents or opinions dated as of the Closing Date as the Administrative Agent or the Lenders may reasonably require.

(g)                                 Lenders’ Tax Forms.  The Borrower’s receipt of the applicable tax form of each Lender demonstrating that (i) it is a domestic lender exempt from U.S. withholding taxes or (ii) it is a Foreign Lender entitled to complete exemption from any United States withholding tax with respect to payments under this Credit Agreement or any other Credit Document as provided in Section 3.01(e).

(h)                                 Fees and Expenses.  All fees and expenses (including, unless waived by the Administrative Agent, Attorney Costs) required to be paid on or before the Closing Date shall have been paid.

The Request for Credit Extension submitted by the Borrower for the initial Credit Extension shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) have been satisfied on and as of the Closing Date.

4.02                        Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower contained in Article V shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date.

(b)                                 No Default or Event of Default exists or would result from such proposed Credit Extension.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (including the initial Credit Extension) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

                                                Borrower represents and warrants to Administrative Agent and Lenders that:

5.01                        Corporate Existence.

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.02                        Power and Authority.

The execution and delivery by the Borrower of this Credit Agreement and the other Credit Documents and the performance by the Borrower of its respective obligations under this Credit Agreement and the other Credit Documents are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action on the part of the Borrower (including without limitation any necessary shareholder action), have been duly executed and delivered, have received all third party or governmental licenses, authorizations, consents and approvals the failure of which to receive would reasonably be expected to have a Material Adverse Effect, and do not and will not (i) violate any Requirements of Law which is binding on Borrower or any of its Subsidiaries, except to the extent that any such violations would not reasonably be expected to have a Material Adverse Effect, (ii) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or of any agreement, indenture, instrument or other document which is binding on Borrower or any of its Subsidiaries, except, in the case of any such agreements, indentures, instruments or other documents, as would not reasonably be expected to have a Material Adverse Effect, or (iii) result in, or require, the creation or imposition of any Lien on any asset Borrower or any of its Subsidiaries, except to the extent any of the foregoing Liens referenced in this subsection (iii) are permitted pursuant to the Credit Documents or as would not otherwise reasonably be expected to have a Material Adverse Effect.

5.03                        Enforceability.

This Credit Agreement and the other Credit Documents executed by the Borrower prior to and as of such date, constitute the legal, valid and binding obligation of the Borrower enforceable against Borrower in accordance with their terms, subject to bankruptcy, insolvency, liquidation, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity.

5.04                        Legal Proceedings.

Other than as described in Schedule 5.04 hereto, there are no material actions, suits or proceedings pending or, to its knowledge, threatened against Borrower in any court or before any Governmental Authority (nor would any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the full performance of any Credit Document or any transaction contemplated thereby) that (i) question the validity or enforceability of any Credit Document or any transaction described in the Credit Documents or (ii) shall have or would reasonably be expected to have a Material Adverse Effect.

5.05                        No Material Adverse Effect.

Since December 31, 2003, there is no continuing event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06                        Compliance with Law.

The Borrower and its Subsidiaries are in compliance with applicable Requirements of Law, except to the extent that non-compliance would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.07                        Use of Proceeds.

Except as otherwise contemplated by the Credit Documents, the Borrower shall not use the proceeds of any Loan for any purpose other than working capital, acquisitions, dividends, capital expenditures and other lawful corporate purposes.

5.08                        Disclosure.

All information other than Projections (defined below) heretofore or contemporaneously herewith furnished by the Borrower or any of their Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement and the transactions contemplated hereby is, and all information other than Projections hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in all material respects on the date as of which such information is dated or certified, and such information, taken as a whole, does not and will not omit to state any material fact necessary to make such information, taken as a whole, not misleading.  All financial projections concerning the Borrower and its Consolidated Subsidiaries (“Projections) heretofore or contemporaneously herewith furnished by the Borrower or any of its Consolidated Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement and the transactions contemplated hereby is, and all Projections hereafter furnished by or on behalf of the Borrower or any of its Consolidated Subsidiaries to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, prepared in good faith based upon assumptions Borrower believes are reasonable as of the date the Projections are prepared.

5.09                        Absence of Default.

No Default or Event of Default has occurred and is continuing.

5.10                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the Closing Date, in the aggregate, Unfunded Pension Liabilities of the Consolidated Group do not exceed $75 million; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

5.11                        Financial Condition.

The consolidated balance sheet of the Consolidated Group as of December 31, 2003, together with related consolidated statements of operations and retained earnings and of cash flows for the year ended December 31, 2003 and the consolidated balance sheet of the Consolidated Group as of March 31, 2004, together with related consolidated statements of operations and retained earnings and of cash flows for the quarter ended March 31, 2004, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, subject with respect to the financial statements for the quarter ended March 31, 2004, to changes resulting from audit and normal year-end accounting adjustments.

5.12                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Consolidated Group on a consolidated basis) will be margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13                        Insurance.

The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided that the Consolidated Group may self-insure to the extent customary among companies engaged in similar businesses and operating in similar localities.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, and shall (except in the case of the Borrower’s reporting covenants) cause each Subsidiary to:

6.01                        Preservation of Existence.

Except as permitted by the express provisions of this Credit Agreement, preserve and maintain its separate legal existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation (or partnership, limited liability company or other such similar entity, as the case may be) and authorized to do business in each jurisdiction, except to the extent failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

6.02                        Payment of Taxes and Claims.

Pay, discharge and perform (a) all taxes, assessments and other governmental charges or levies that may be imposed or assessed upon it or upon its income or profits, or upon any of its property before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies which, if unpaid might give rise to a Lien upon any of its properties), (c) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except to the extent failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, except that the Borrower and its Subsidiaries may contest any item described in this Section 6.02 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP, unless the failure to make such payment would not be reasonably expected to have a Material Adverse Effect.

6.03                        Inspection Rights.

Provided that the Administrative Agent uses reasonable efforts to minimize disruption to the businesses of the Borrower and its Subsidiaries (including, without limitation, providing to the Borrower reasonable notice of visits and inspections hereunder), permit representatives of Administrative Agent, from time to time and subject to the confidentiality provisions hereof, to visit and inspect their properties and to have such access to the books and records of the Borrower and its Subsidiaries, in each case, as reasonably requested by the Administrative Agent for purposes of administering the credit evidenced by this Credit Agreement, and to make photocopies or photographs thereof and to write down and record any information such representative obtains, and the Borrower and its Subsidiaries shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent or the Lenders, and to discuss all such matters with the officers, employees and representatives of such Person, except that all intellectual property of the Borrower and its Subsidiaries are excluded from any such inspection or investigation.  Unless and until a Default or an Event of Default shall have occurred and be continuing, each individual Lender shall be limited to one such inspection in any calendar year and all such visitations and inspections shall be at the expense of the respective Lender and shall be conducted during normal business hours unless otherwise agreed by the Borrower and Administrative Agent; provided, however, that all such visitations and inspections conducted after the occurrence and during the continuance of any Default or Event of Default shall be at the Borrower’s sole cost and expense and shall be conducted without limitation as to normal business hours.

6.04                        Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  As soon as available, and in any event within 105 days after the close of each fiscal year of the Parent and its Consolidated Subsidiaries, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and certified by independent certified public accountants of recognized national standing reasonably acceptable to Administrative Agent (provided that Ernst & Young LLP and any other nationally recognized accounting firm shall be deemed acceptable to Administrative Agent), and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Parent and its Consolidated Subsidiaries, on a consolidated basis, as a going concern.

(b)                                 As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the Parent and its Consolidated Subsidiaries, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent and the Required Lenders, and accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Group and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end accounting adjustments.

6.05                        Certificates, Notices and Other Information.

Deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  promptly after request by the Administrative Agent or any Lender, copies of any detailed management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(b)                                 promptly after the occurrence thereof, notice of any Material Adverse Effect;

(c)                                  promptly, notice of any announcement by either of the Rating Services of any change in a Debt Rating if applicable/available; and

(d)                                 Within ten (10) days after the date of delivery of the annual and quarterly financial statements pursuant to Section 6.04(a) and (b), but not in any event later than 105 days after the close of each fiscal year and within 60 days after the close of each of the first three fiscal quarters of the Parent and its Consolidated Subsidiaries, a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit 6.05(d), (i) demonstrating compliance with the financial covenants contained in Section 7.05 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default with respect to the Borrower exists, or if any Default or Event of Default with respect to the Borrower does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(e)                                  Upon any Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action, if any, the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to Parent or any Consolidated Subsidiary (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person or the Properties which if adversely determined is likely to have a Material Adverse Effect, unless counsel to the Borrowers has reasonably determined that such litigation, arbitral or governmental proceeding has no likelihood of being successful or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, if the potential penalties, judgments or awards resulting from any such alleged violations could have a Material Adverse Effect.

(f)                                    With reasonable promptness upon any such request, such other information regarding the businesses, properties or financial condition of the Consolidated Group as Administrative Agent or any Lender may reasonably request.

Each notice pursuant to this Section 6.05 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Documents required to be delivered pursuant to Section 6.04(a) or (b) or Section 6.05(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.05(d) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.06                        Keeping of Records and Books of Account.

Keep complete and accurate books and records of its transactions in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

6.07                        Compliance With Laws.

Comply with all laws (including, without limitation, Environmental Laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (whether real, personal or mixed, or tangible or intangible) if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.

6.08                        Maintenance of Insurance.

At all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice for companies engaged in similar activities in similar geographic areas as the Borrower and its Subsidiaries; provided that the Borrower and its Subsidiaries may self-insure to the extent customary among companies engaged in similar businesses and operating in similar localities.

6.09                        Maintenance of Properties.

Maintain and preserve its properties and equipment material to the conduct of its businesses in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, unless the failure to do any of the foregoing would not have a Material Adverse Effect.

6.10                        Compliance With Agreements.

Perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

6.11                        Use of Proceeds.

Use the proceeds of Extensions of Credit for lawful general corporate purposes not otherwise in contravention of this Credit Agreement.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments remains outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Restricted Funded Debt.

Permit any of its Subsidiaries to contract, create, assume or otherwise incur any Restricted Funded Debt if, after giving effect to any such incurrence, the aggregate principal amount of all outstanding Restricted Funded Debt of the Subsidiaries would exceed fifty percent (50%) of Consolidated EBITDA for the four consecutive fiscal quarter period most recently ended prior to such incurrence, unless such excess amount of the Restricted Funded Debt to be incurred is subordinated (on terms and conditions reasonably satisfactory to the Required Lenders) to the Obligations.

7.02                        Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets (including stock or other securities of any Person, including any Subsidiary), whether now owned or after acquired, except:

(a)                                  Liens incurred and pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security laws or regulations;

(b)                                 Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c)                                  Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested;

(d)                                 Liens for taxes, assessments and other charges or levies not yet due or which are being contested;

(e)                                  zoning restrictions, easements, licenses, rights, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Borrower and its Subsidiaries taken as a whole;

(f)                                    Liens upon any property acquired, constructed or improved by the Borrower or any Subsidiary which are created or incurred contemporaneously with or within 180 days after such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement (but no other amounts); provided that any such Lien or security interest shall not apply to any other property of the Borrower or any Subsidiary;

(g)                                 Liens on property existing at the time such property or the Person owning such property is acquired by, merged into or consolidated with, the Borrower or any Subsidiary; provided, in each case, that such liens were not created in contemplation of the acquisition by the Borrower or any Subsidiary of such property;

(h)                                 other Liens on assets other than inventory or accounts receivable created, incurred, assumed or permitted to exist in the ordinary course of its business or customary in its industry;

(i)                                     extensions, renewals and replacements of Liens referred to in paragraphs (a)-(i) of this Section 7.02; provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(j)                                     judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(k)                                  Liens created or deemed to exist in connection with a Permitted Securitization Transaction (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable receivables and related property actually sold, contributed or otherwise conveyed pursuant to such transaction;

(l)                                     any Lien against a Securitization Subsidiary pursuant to any Permitted Securitization Transaction;

(m)                               Liens created in connection with the Cash Collateral obligations of the Borrower and its Subsidiaries not to exceed $30 million in the aggregate from time to time outstanding; and

(n)                                 Liens (other than as referred to in paragraphs (a) through (m) of this Section 7.02 existing on the date of this Credit Agreement or created from time to time during the term of this Credit Agreement, either individually or in the aggregate, and securing Indebtedness or other obligations in an amount not in excess of $30 million in the aggregate.

7.03                        Fundamental Changes.

Merge with or into or consolidate or combine with any other Person; except that:  (a) any Subsidiary (direct or indirect) of the Borrower may merge with or into or consolidate or combine with the Borrower or any other Subsidiary (direct or indirect) of the Borrower (whether in one transaction or a series of transactions); (b) any Subsidiary (direct or indirect) of the Borrower may merge, consolidate or combine with any Person if the surviving Person is a Subsidiary (direct or indirect) of the Borrower; (c) if no Default or Event of Default shall have occurred at the time of or immediately after giving effect to such transaction and be continuing, the Borrower may merge, consolidate or combine with any Person if the surviving corporation is the Borrower; and (d) any Subsidiary (direct or indirect) of the Borrower may merge, consolidate or combine with any other Person as part of a transaction in which the surviving Person is not a Subsidiary (direct or indirect) of the Borrower, to the extent that the sum of (i) the aggregate net book value of such Subsidiary, plus (ii) the aggregate net book value of all other Subsidiaries (direct or indirect) of the Borrower previously or contemporaneously merged, consolidated or combined pursuant to this Section 7.03(d), plus (iii) the previous or contemporaneous Asset Dispositions pursuant to Section 7.04(v), does not exceed twenty-five percent (25%) of the total consolidated assets of the Consolidated Group as shown on its consolidated balance sheet for its most recent prior fiscal quarter.

7.04                        Asset Dispositions.

Make any Asset Disposition (including, without limitation, any sale/leaseback transaction); except that the Borrower and its Subsidiaries (direct or indirect) may make:  (i) Asset Dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business; (ii) Asset Dispositions on reasonable commercial terms and for fair value or which would not have a Material Adverse Effect (except that dispositions of any of the Capital Stock or all or substantially all of the assets of any Subsidiary shall not be permitted under this clause (ii)); (iii) Asset Dispositions to the Borrower or any of its Subsidiaries; (iv) Asset Dispositions to any Person that becomes a Subsidiary (direct or indirect) of the Borrower as part of a transaction or series of transactions that includes the Asset Disposition; and (v) Asset Dispositions to any Person where the sum of (A) the aggregate net book value of the transferred assets, plus (B) the aggregate net book value of all transactions pursuant to Section 7.03(d), plus (C) the aggregate net book value of the transferred assets in all previous or contemporaneous Asset Dispositions pursuant to this Section 7.04(v), does not exceed twenty-five percent (25%) of the total consolidated assets of the Consolidated Group as shown on its consolidated balance sheet for its most recent prior fiscal quarter.

7.05                        Financial Covenants.

(a)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio, as of the last day of each fiscal quarter, of the Consolidated Group to be greater than 3.0:1.0.

(b)                                 Consolidated Net Worth.  Permit Consolidated Net Worth at any time to be less than the sum of $1.4 billion, plus, as of the end of each fiscal quarter occurring after the Closing Date, an amount equal to fifty percent (50%) of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended, such increases to be cumulative, plus, as of the end of each fiscal quarter occurring after the Closing Date, an amount equal to fifty percent (50%) of the net proceeds from Equity Transactions occurring during the fiscal quarter then ended, such increases to be cumulative, minus, as of the end of each fiscal quarter occurring after the Closing Date, an amount equal to the sum of all dividends and distributions paid by the Parent in respect of its Capital Stock and amounts used to repurchase or redeem Capital Stock of the Parent during the fiscal quarter then ended, such decreases to be cumulative.

7.06                        Permitted Securitization Transaction.

Enter into or permit to exist any Securitization Transaction that is not a Permitted Securitization Transaction.

7.07                        Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate; provided that this Section 7.07 does not prohibit or restrict any transaction or series of transactions in which the Borrower is the beneficiary of any terms and conditions otherwise prohibited or restricted under the Section 7.07.

7.08                        Dividends; Stock Repurchases and Redemptions.

Declare and make dividend payments or other distributions or purchase, redeem or otherwise acquire shares of its Capital Stock or the Parent’s Capital Stock in excess of $150 million per fiscal year unless, after giving effect thereto, the Consolidated Group shall have more than $400 million in cash and marketable securities on hand and domiciled in the United States.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.

Any one or more of the following events shall constitute an Event of Default:

(a)                                  The Borrower fails to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

(b)                                 The Borrower fails to pay any interest on any Outstanding Obligation hereunder within three (3) Business Days after the date due; or fails to pay any fees or other amount payable to the Administrative Agent or any Lender under any Credit Document within five (5) days after the date due;

(c)                                  (i) The Borrower shall fail to observe or perform any term, covenant, obligation or condition of the Borrower under this Credit Agreement or any other Credit Document other than those set forth in Sections 8.01(a) or (b) hereof, and such failure shall continue for thirty (30) days (except for the covenants set forth in Sections 7.01, 7.03, 7.04 and 7.05 for which there shall be no such grace period) after notice thereof to the Borrower, or (ii) any representation or warranty made by the Borrower set forth in this Credit Agreement or in any other Credit Document or the commitment letter dated April 15, 2004 among the Borrower, BAS and the Administrative Agent in respect of this Credit Agreement or in any document, certificate or financial or other statement delivered in connection herewith or therewith shall be false or inaccurate in any material respect when made;

(d)                                 The Borrower, the Parent or any of their respective Subsidiaries shall default (beyond applicable periods of grace and/or notice and cure) in the payment when due of any principal of or interest on any Indebtedness having an outstanding principal amount of at least $25 million; or any other event or condition shall occur which results in the maturity of such Indebtedness being accelerated other than at the option of the Borrower, the Parent or any such Subsidiary, except with respect to any Subsidiary other than Borrower, to the extent any of the foregoing does not result in a Material Adverse Effect or any other Event of Default hereunder;

(e)                                  The liquidation or dissolution of the Borrower, the Parent or any of their respective Subsidiaries, or the suspension of the business of the Borrower, the Parent or any of their respective Subsidiaries, or the filing by the Borrower, the Parent or any of their respective Subsidiaries, of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of the Borrower, the Parent or any of their respective Subsidiaries, indicating its consent to, approval of or acquiescence in, any such petition or proceeding; the application by the Borrower, the Parent or any of their respective Subsidiaries, for, or the appointment by consent or acquiescence of the Borrower, the Parent or any of their respective Subsidiaries, of a receiver, a trustee or a custodian of the Borrower, the Parent or any of their respective Subsidiaries, for all or a substantial part of its property; the making by the Borrower, the Parent or any of their respective Subsidiaries, of any assignment for the benefit of creditors; the admission by the Borrower, the Parent or any of their respective Subsidiaries, in writing of its inability to pay its debts as they mature or the Borrower, the Parent or any of their respective Subsidiaries, is generally not paying its debts and other financial obligations as they become due and payable; or the Borrower, the Parent or any of their respective Subsidiaries, taking any corporate action to authorize any of the foregoing, except with respect to any Subsidiary other than the Borrower, to the extent any of the foregoing does not result in a Material Adverse Effect or any other Event of Default hereunder;

(f)                                    The filing of an involuntary petition against the Borrower, the Parent or any of their respective Subsidiaries, in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of the Borrower, the Parent or any of their respective Subsidiaries, for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower, the Parent or any of their respective Subsidiaries, and the continuance of any of such events for sixty (60) days undismissed or undischarged, except with respect to any Subsidiary other than the Borrower, to the extent any of the foregoing does not result in a Material Adverse Effect or any other Event of Default hereunder;

(g)                                 The adjudication of the Borrower, the Parent or any of their respective Subsidiaries, as bankrupt or insolvent, except with respect to any Subsidiary other than the Borrower, to the extent any of the foregoing does not result in a Material Adverse Effect or any other Event of Default hereunder;

(h)                                 The entering of any order in any proceedings against the Borrower, the Parent or any of their respective Subsidiaries, decreeing the dissolution, divestiture or split-up of the Borrower, the Parent or any of their respective Subsidiaries, and such order remains in effect for more than sixty (60) days, except with respect to any Subsidiary other than the Borrower, to the extent any of the foregoing does not result in a Material Adverse Effect or any other Event of Default hereunder;

(i)                                     A final judgment or judgments for the payment of money shall be rendered by a court or courts with competent jurisdiction against the Borrower, the Parent or any of their respective Subsidiaries, or any of their assets in excess of $15 million in the aggregate, and (i) the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof, or (ii) the Borrower, the Parent or any of their respective Subsidiaries, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, or (iii) such judgment or judgments shall not be discharged (or provisions shall not be made for such discharge) within sixty (60) days after a decision has been reached with respect to such appeal and the related stay has been lifted;

(j)                                     (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15 million, and the Borrower or its ERISA Affiliate fails to pay such amount when due or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15 million;

(k)                                  (i) As a result of one (1) or more transactions after the date of this Credit Agreement, any “person” or “group” of persons shall have “beneficial ownership” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) of thirty-five percent (35%) or more of the outstanding common stock of the Parent; or (ii) without limiting the generality of the foregoing, during any period of twelve (12) consecutive months, commencing after the date of this Credit Agreement, individuals who at the beginning of such period of twelve (12) months were directors of the Parent shall cease for any reason to constitute a majority of the board of directors of Parent, provided, that the relationships among the respective shareholders of the Parent on the Closing Date shall not be deemed to constitute all or any combination of them as a “group” for purposes of clause (k)(i); or

(l)                                     Any Credit Document, at any time after its execution and delivery by the Borrower and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, the Parent or any of their respective Subsidiaries contests in any manner the validity or enforceability of any Credit Document; or the Borrower denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document.

8.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower provide Cash Collateral for the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f), (g) or (h), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide Cash Collateral for the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between the Borrower and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) the Administrative Agent for the account of the L/C Issuer, as Cash Collateral for that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used as Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the

Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall have no rights as a third party beneficiary of, and no obligations under, any of such provisions.

9.02                        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.

The Administrative Agent may at any time upon 30 days’ notice to the Lenders, the L/C Issuer and the Borrower, resign.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and with the consent of the Borrower at all times other than during the existence of an Event of Default, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers or Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X
MISCELLANEOUS

10.01                 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)                                  unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an extension or an increase in Commitments,

(ii)                                  waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Borrower and the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv)                              change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v)                                 amend Section 1.09 or the definition of “Alternative Currency” without the written consent of each Lender;

(vi)                              change any provision of this Section 10.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(vii)                           extend the expiry date of any Letter of Credit to a date after the L/C Expiration Date,

(b)                                 unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any L/C Application relating to any Letter of Credit issued or to be issued by it;

(c)                                  unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement; and

(d)                                 unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow the Borrower to use Cash Collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender.

(d)                                 Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.

No failure by the Borrower, any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) arise out of a dispute solely between two or more Indemnitees not caused by or involving an act or omission by the Borrower or any of its Subsidiaries, (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (z) result from a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(e).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

10.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $3,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the

Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;

(iii)                               any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the

L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).

10.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that all Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing the provisions of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each

Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

10.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

10.17                 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.18                 ENTIRE AGREEMENT.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER	:	SABRE INC.

		By:	/s/ James E. Murphy
Name: James E. Murphy
Title: SVP, Corporate Development & Treasurer

[Signatures Continue on Following Pages]

ADMINISTRATIVE AGENT	:	BANK OF AMERICA, N.A.,
as Administrative Agent

		By:	/s/Anne Brooke Lazorik
Name: Anne Brooke Lazorik
Title: Assistant Vice President

[Signatures Continue on Following Pages]

LENDERS	:	BANK OF AMERICA, N.A.,
as L/C Issuer, Swingline Lender and as a Lender

		By:	/s/Robert Mauriello
Name: Robert Mauriello
Title: Principal

[Signatures Continue on Following Pages]

CITIBANK, N.A.,
as a Lender

By:	/s/Robert H. Riley III
Name: Robert H. Riley III
Title: Senior Vice President

[Signatures Continue on Following Pages]

SUMITOMO MITSUI BANKING CORP.,
NEW YORK,
as a Lender

By:	/s/Gaylord C. Holmes
Name: Gaylord C. Holmes
Title: Vice President

[Signatures Continue on Following Pages]

UFJ BANK LIMITED,
as a Lender

By:	/s/John T. Feeney
Name: John T. Feeney
Title: Vice President

[Signatures Continue on Following Pages]

BANK ONE, NA,
as a Lender

By:	/s/David I. Shaw
Name: David I. Shaw
Title: First Vice President

[Signatures Continue on Following Pages]

JPMORGAN CHASE BANK,
as a Lender

By:	/s/Mae Reeves
Name: Mae Reeves
Title: Vice President

[Signatures Continue on Following Pages]

LONE STAR BANK,
as a Lender

By:	/s/Melinda N. Jackson
Name: Melinda N. Jackson
Title: Senior Vice President

[Signatures Continue on Following Pages]

THE BANK OF NEW YORK,
as a Lender

By:	/s/David Sunderwith
Name: David Sunderwith
Title: Vice President

[Signatures Continue on Following Pages]

BANCA NAZIONALE DEL LAVORO SPA,
NEW YORK BRANCH,
as a Lender

By:	/s/Juan Cortes /s/Francesco Di Mario
Name: Juan Cortes Francesco Di Mario
Title: Vice President Vice President

[Signatures Continue on Following Page]

COMERICA BANK,
as a Lender

By:	/s/Jeff P. Geisbauer
Name: Jeff P. Geisbauer
Title: Corporate Banking Office

[End of Signature Pages]

Exhibit 2.01(d)

FORM OF REVOLVING LENDER JOINDER AGREEMENT

THIS REVOLVING LENDER JOINDER AGREEMENT (this “Agreement”), dated as of               , 200    , to the Credit Agreement referenced below is by and among [NEW REVOLVING LENDER] (the “New Revolving Lender”), SABRE INC., a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to that Credit Agreement, dated as of June      , 2004 (as amended and modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Administrative Agent, the Lenders have agreed to provide the Borrower with a revolving credit facility;

WHEREAS, pursuant to Section 2.01(d) of the Credit Agreement, the Borrower has requested that the New Revolving Lender provide an additional Revolving Commitment under the Credit Agreement; and

WHEREAS, the New Revolving Lender has agreed to provide the additional Revolving Commitment on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       The New Revolving Lender hereby agrees to provide a Revolving Commitment to the Borrower during the Commitment Period in an amount up to its Revolving Committed Amount set forth on Schedule 2.01 attached hereto. The New Revolving Lender’s Revolving Commitment Percentage shall be as set forth on Schedule 2.01 attached hereto.  The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.

2.                                       The New Revolving Lender shall be deemed to have purchased, without recourse, a risk participation from the L/C Issuer in all Letters of Credit issued or existing under the Credit Agreement and the obligations arising thereunder in an amount equal to its Revolving Commitment Percentage of the obligations under such Letters of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letters of Credit.

3.                                       The New Revolving Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, based on such information, has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the New Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

4.                                       The Borrower agrees that, as of the date hereof, the New Revolving Lender shall (a) be a party to the Credit Agreement and the other Credit Documents, (b) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

5.                                       The address of the New Revolving Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by the New Revolving Lender to the Administrative Agent.

6.                                       This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.  Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

7.                                       This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NEW REVOLVING LENDER :	[NEW REVOLVING LENDER]

By:
Name:
Title:

BORROWER :	SABRE INC., a Delaware corporation

By:
Name:
Title:

Accepted and Agreed :

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit 2.02

FORM OF LOAN NOTICE

Date:

To:                              BANK OF AMERICA, N.A., as Administrative Agent

Re:                               Credit Agreement, dated as of June     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SABRE INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF AMERICA, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

1.                                       The undersigned hereby requests the following:

☐ a Swingline Loan Borrowing	☐ a Revolving Loan Borrowing

☐ a Revolving Loan continuation	☐ a Revolving Loan Conversion

2.                                       Date of Borrowing (which shall be a Business Day):

3.                                       Amount of Borrowing:

4.	Currency:	☐ Dollars (required for a Swingline Loan)	☐ Australian Dollars

	☐ British Pound Sterling	☐ Canadian Dollars	☐ Euro	☐ Yen

☐ Other (specify request)

5.	Type of Loan requested (select one):	☐ Base Rate Loan (required for a Swingline Loan)

☐ Eurocurrency Rate Loan

6.	Interest Period for Eurocurrency Rate Loans (select one):

☐ One Month	☐ Two Months	☐ Three Months

☐ Six Months	☐ Twelve Months

The Borrower hereby represents and warrants that (a) this Request for Credit Extension complies with the proviso at the end of the first sentence of Section 2.01(a), with respect to Revolving Loans, and Section 2.01(c), with respect to a new Swingline Loan, and with the requirements of Section 2.02 of the Credit Agreement and (b) the representations and warranties contained in Section 4.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of the requested Credit Extension.

[Signature on Following Page]

SABRE INC.

By:
Name:
Title:

Exhibit 2.13-1

FORM OF REVOLVING NOTE

June      , 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                        , its successors or registered assigns (the “Lender”), the Lender’s Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all Revolving Loans owing to the Lender under the Credit Agreement, dated as of June      , 2003 (as amended, restated, extended, supplemented or otherwise modified, the “Credit Agreement”), among SABRE INC., as Borrower, the Lenders party thereto and BANK OF AMERICA, N.A., as Administrative Agent, in accordance with the provisions thereof.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender, at the Administrative Agent’s Office, in the Applicable Currency in Same Day Funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof.  This Note may be prepaid in whole or in part subject to the terms and conditions provided therein.  Revolving Loans made by the Lender may be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Note, all of which are hereby waived by the Borrower, for itself and its successors and assigns.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SABRE INC.

By:
Name:
Title:

Exhibit 2.13-2

FORM OF REVOLVING SWINGLINE NOTE

June      , 2004

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                        , its successors or registered assigns (the “Swingline Lender”), the aggregate unpaid principal amount of all Swingline Loans owing to the Swingline Lender under the Credit Agreement, dated as of June      , 2004 (as amended, restated, extended, supplemented or otherwise modified, the “Credit Agreement”), among SABRE INC., as Borrower, the Lenders party thereto and BANK OF AMERICA, N.A., as Administrative Agent, in accordance with the provisions thereof.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Swingline Lender in Dollars in immediately available funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof.  This Note may be prepaid in whole or in part subject to the terms and conditions provided therein.  Swingline Loans made by the Swingline Lender may be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business.  The Swingline Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Note, all of which are hereby waived by the Borrower, for itself and its successors and assigns.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SABRE INC.

By:
Name:
Title:

Exhibit 6.05(d)

FORM OF COMPLIANCE CERTIFICATE

[date]

Financial Statement Date:

To:                              Bank of America, N.A., as Administrative Agent

Re:                               Credit Agreement, dated as of June     , 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SABRE INC., a Delaware corporation (the “Borrower”), the Lenders party thereto and BANK OF AMERICA, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                                                           of the Borrower, and that, as such, is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.                                   [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 6.04(a) of the Credit Agreement for the fiscal year of the Parent and its Consolidated Subsidiaries ended as of the date set forth above, together with the report and opinion of an independent certified public accountant required by such section [,have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 6.05 of the Credit Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.                                   [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 6.04(b) of the Credit Agreement for the fiscal quarter of the Parent and its Consolidated Subsidiaries ended as of the date set forth above [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 6.05 of the Credit Agreement].  Such financial statements fairly present the financial condition, results of income or operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.                                       The financial covenant analyses and information set forth on Schedule [1][2] attached hereto are true, accurate and complete on and as of the date of this Compliance Certificate.  [The Borrower is in compliance with each of the financial covenants contained in Section 7.05.]  [The Borrower is not in compliance with the following financial covenants contained in Section 7.05:]

3.                                       [To the best knowledge of the undersigned during such fiscal period, no Default or Event of Default exists with respect to the Borrower.]

[With respect to the Borrower, Defaults or Events of Default exist.  The following is a listing of such Defaults or Events of Default, including the nature and extent thereof and what action the Borrower proposes to take with respect thereto:]

4.                                       Set forth below is a summary of all material changes in GAAP and in the consistent application thereof during the period covered by the financial statements [delivered electronically] [attached hereto] that materially impact the calculation of the financial covenants contained in Section 7.05, including a reconciliation between calculation of the financial covenants before and after giving effect to such changes:

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                          , 200     .

SABRE INC.

By:
Name:
Title:

[Schedule 1
to Compliance Certificate

FINANCIAL STATEMENTS AND RELATED DELIVERIES

(attached)]

Schedule [1][2]
to Compliance Certificate

COVENANT CALCULATIONS

Exhibit 10.06

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor and the Assignee hereby agree as follows:  the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including Letters of Credit and Swingline Loans within such facilities and guaranties given with respect to such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”); provided that the Assignor shall remain entitled to the indemnities set forth in Section 10.04(b) of the Credit Agreement pursuant to the terms thereof.  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

Borrower:	SABRE INC.

Administrative Agent:	BANK OF AMERICA, N.A.

Credit Agreement:	Credit Agreement dated as of June , 2004 among the Borrower, the Lenders party thereto and the Administrative Agent.

Published CUSIP
Number for Credit
Agreement:	78571YAA8

Assigned Interest:

Facility Assigned	Aggregate Committed Amount of such Facility (for all Lenders)	Amount Assigned of Commitment/Loans under such Facility	Percentage Assigned of Commitment/Loans under such Facility(1)		Cusip Number
Revolving Commitment	$	$		%	78571YAA8

[3.                                   Trade Date:                                                                                                                    (2)]

4.                                       Effective Date:                                                                                                     (3)

[remainder of page intentionally left blank]

(1) Set forth, to at least 9 decimals, as a percentage of the aggregate Commitment/Loans of all Lenders under the Facility being assigned.

(2) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(3) To be inserted by Administrative Agent and shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR :	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE :	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](4) Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

By:
Name:
Title:] (5)

(4) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5) To be added only if the consent of other parties (i.e., the Borrower, the L/C Issuer and/or the Swingline Lender) is required by the terms of the Credit Agreement.

Annex 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.                                       Representations and Warranties.

1.1.                              Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, it has delivered (or will promptly deliver) to the Administrative Agent and the Borrower any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that accrue from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.